Filed Pursuant to Rule 424(b)(5)
File No. 333-273706

Prospectus Supplement

(To Prospectus dated August 4, 2023)

€1,500,000,000

ILLINOIS TOOL WORKS INC.

€650,000,000 3.250% Notes due 2028

€850,000,000 3.375% Notes due 2032

This is an offering by Illinois Tool Works Inc. of €650,000,000 aggregate principal amount of 3.250% notes due 2028 (the “2028 notes”) and €850,000,000 aggregate principal amount of 3.375% notes due 2032 (the “2032 notes”). The 2028 notes and the 2032 notes are collectively referred to as the “notes.”

Interest on the 2028 notes will be paid annually in arrears on May 17 of each year, beginning on May 17, 2025. Interest on the 2032 notes will be paid annually in arrears on May 17 of each year, beginning on May 17, 2025. The 2028 notes will mature on May 17, 2028 and the 2032 notes will mature on May 17, 2032.

We may redeem all or part of the notes at any time and from time to time at the redemption prices described in this prospectus supplement. We may also redeem all, but not part, of the notes at any time if certain events occur involving changes in United States taxation, at par plus accrued and unpaid interest, as described in this prospectus supplement. See “Description of Notes — Optional Redemption” and “Description of Notes — Redemption for Tax Reasons.”

The notes will be our unsecured senior debt obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will not be convertible or exchangeable.

Currently, there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Investing in our notes involves risks. You should carefully read the accompanying prospectus, this prospectus supplement and the documents incorporated by reference herein and therein, including the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Public offering price (1)	Underwriting discount	Proceeds, before expenses, to us
Per 2028 note	99.525%	0.250%	99.275%
Total for 2028 notes	€646,912,500	€1,625,000	€645,287,500
Per 2032 note	99.072%	0.400%	98.672%
Total for 2032 notes	€842,112,000	€3,400,000	€838,712,000

Total	€1,489,024,500	€5,025,000	€1,483,999,500

(1)	Plus accrued interest, if any, from May 17, 2024 if settlement occurs after that date.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about May 17, 2024.

Joint Book-Running Managers

Citigroup	J.P. Morgan

Barclays	Goldman Sachs & Co. LLC	ING

Co-Managers

Commerzbank	Mizuho

ANZ Securities	Société Générale Corporate & Investment Banking	Loop Capital Markets

BMO Capital Markets	BBVA	Danske Bank

HSBC	IMI –Intesa Sanpaolo	PNC Capital Markets LLC	US Bancorp

Prospectus Supplement dated May 14, 2024

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”) in connection with this offering. We do not, and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated as of August 4, 2023, which was originally filed as part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the United States Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time after the date of that information.

These notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters or any of them, to subscribe for or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “we,” “us,” “our” and the “Company” refer to Illinois Tool Works Inc. and its subsidiaries.

References in this prospectus supplement and the accompanying prospectus to “$” and “dollars” are to the currency of the United States. References to “€” and “euros” in this prospectus supplement and the accompanying prospectus are to the single currency of the member states of the European Monetary Union that have adopted or that adopt such single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97

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(as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the U.K. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No. 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ELIGIBLE COUNTER PARTIES (“ECPS”) ONLY TARGET MARKET

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (an “EU distributor”) should take into consideration the manufacturers’ target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

U.K. MIFIR PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the U.K. by virtue of the EUWA (“UK MiFIR”) and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (an “U.K. distributor”) should take into consideration the manufacturers’ target market assessment; however, an U.K. distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

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STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, J.P. MORGAN SECURITIES PLC (THE “STABILIZATION MANAGER”) (OR PERSONS ACTING ON BEHALF OF THE STABILIZATION MANAGER) MAY OVER ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVERALLOTMENT MUST BE CONDUCTED BY THE STABILIZATION MANAGER IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

ANY OF THESE ACTIVITIES MAY HAVE THE EFFECT OF PREVENTING OR RETARDING A DECLINE IN THE MARKET PRICE OF THE NOTES. THEY MAY ALSO CAUSE THE PRICE OF THE NOTES TO BE HIGHER THAN THE PRICE THAT OTHERWISE WOULD EXIST IN THE OPEN MARKET IN THE ABSENCE OF THESE TRANSACTIONS. THE UNDERWRITERS MAY CONDUCT THESE TRANSACTIONS IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. IF THE UNDERWRITERS COMMENCE ANY OF THESE TRANSACTIONS, THEY MAY DISCONTINUE THEM AT ANY TIME.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intend,” “may,” “strategy,” “prospects,” “estimate,” “will,” “should,” “could,” “project,” “target,” “anticipate,” “guidance,” “forecast,” and other similar words, and may include, without limitation, statements regarding the duration and potential effects of global supply chain challenges and the Company’s strategy in response thereto on the Company’s business, future financial and operating performance, free cash flow, economic and regulatory conditions in various geographic regions including inflation, the impact of foreign currency fluctuations, the timing and amount of benefits from the Company’s enterprise strategy initiatives, the timing and amount of dividends and share repurchases, the protection of the Company’s intellectual property, the likelihood of future goodwill or intangible asset impairment charges, the impact of adopting new accounting pronouncements, the adequacy of internally generated funds and credit facilities to service debt and finance the Company’s capital allocation priorities, the sufficiency of U.S. generated cash to fund cash requirements in the U.S., the cost and availability of additional financing, the availability of raw materials and energy and the impact of raw material cost inflation, the Company’s portion of future benefit payments related to pension and other postretirement benefits, the Company’s information technology infrastructure, potential acquisitions and divestitures and the expected performance of acquired businesses and impact of divested businesses, the impact of U.S. and global tax legislation and the estimated timing and amount related to the resolution of tax matters, the cost of compliance with environmental regulations, the impact of failure of the Company’s employees to comply with applicable laws and regulations, and the outcome of outstanding legal proceedings. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that may influence future results include those risks described above. These risks are not all inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in the section of this prospectus supplement entitled “Risk Factors” appearing below and elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at https://www.sec.gov. Our SEC filings are also available on our website at investor.itw.com/investor-relations. Information on or accessible through our website does not form a part of this prospectus and is not incorporated herein by reference.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below:

1.

Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March  22, 2024) for the fiscal year ended December 31, 2023;

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024; and

3.	Current Report on Form 8-K filed on May 9, 2024.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we have terminated the offering. Those documents will become a part of this prospectus supplement from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus supplement after the date of this prospectus supplement will automatically update and may replace information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Irene Song, Chief Governance Counsel and Assistant Secretary

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, Illinois 60025

United States of America

+1 (847) 724-7500

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, including the “Risk Factors” and the financial statements and the related notes, before making an investment decision.

The Company

We are a global manufacturer of a diversified range of industrial products and equipment with approximately 84 divisions in 51 countries.

Our operations are organized and managed based on similar product offerings and similar end markets, and are reported to senior management as the following seven segments: Automotive OEM; Food Equipment; Test & Measurement and Electronics; Welding; Polymers & Fluids; Construction Products; and Specialty Products.

The following is a description of our seven segments:

Automotive OEM — This segment is a global, niche supplier to top tier original equipment manufacturers (“OEMs”), providing unique innovation to address pain points for sophisticated customers with complex problems. Businesses in this segment produce components and fasteners for automotive-related applications. This segment primarily serves the automotive original equipment manufacturers and tiers market. Products in this segment include:

•	plastic and metal components, fasteners and assemblies for automobiles, light trucks and other industrial uses.

Food Equipment — This segment is a highly focused and branded industry leader in commercial food equipment differentiated by innovation and integrated service offerings. This segment primarily serves the food service, food retail and food institutional/restaurant markets. Products in this segment include:

•	warewashing equipment;

•	cooking equipment, including ovens, ranges and broilers;

•	refrigeration equipment, including refrigerators, freezers and prep tables;

•	food processing equipment, including slicers, mixers and scales;

•	kitchen exhaust, ventilation and pollution control systems; and

•	food equipment service, maintenance and repair.

Test & Measurement and Electronics — This segment is a branded and innovative producer of test and measurement and electronic manufacturing and maintenance, repair, and operations, or “MRO” solutions that improve efficiency and quality for customers in diverse end markets. Businesses in this segment produce equipment, consumables, and related software for testing and measuring of materials and structures, as well as equipment and consumables used in the production of electronic subassemblies and microelectronics. This segment primarily serves the electronics, general industrial, energy, automotive original equipment manufacturers and tiers, industrial capital goods and consumer durables markets. Products in this segment include:

•	equipment, consumables, and related software for testing and measuring of materials, structures, gases and fluids;

•	electronic assembly equipment;

•	electronic components and component packaging;

•	static control equipment and consumables used for contamination control in clean room environments; and

•	pressure sensitive adhesives and components for electronics, medical, transportation and telecommunications applications.

Welding — This segment is a branded value-added equipment and specialty consumable manufacturer with innovative and leading technology. Businesses in this segment produce arc welding equipment, consumables and accessories for a wide array of industrial and commercial applications. This segment primarily serves the general industrial market, which includes fabrication, shipbuilding and other general industrial markets, and construction, energy, MRO, industrial capital goods and automotive original equipment manufacturers and tiers markets. Products in this segment include:

•	arc welding equipment; and

•	metal arc welding consumables and related accessories.

Polymers & Fluids — This segment is a branded supplier to niche markets that require value-added, differentiated products. Businesses in this segment produce engineered adhesives, sealants, lubrication and cutting fluids, and fluids and polymers for auto aftermarket maintenance and appearance. This segment primarily serves the automotive aftermarket, general industrial and MRO markets. Products in this segment include:

•	adhesives for industrial, construction and consumer purposes;

•	chemical fluids which clean or add lubrication to machines;

•	epoxy and resin-based coating products for industrial applications;

•	hand wipes and cleaners for industrial applications;

•	fluids, polymers and other supplies for auto aftermarket maintenance and appearance;

•	fillers and putties for auto body repair; and

•	polyester coatings and patch and repair products for the marine industry.

Construction Products — This segment is a branded supplier of innovative engineered fastening systems and solutions. This segment primarily serves the residential construction, renovation/remodel and commercial construction markets. Products in this segment include:

•	fasteners and related fastening tools for wood and metal applications;

•	anchors, fasteners and related tools for concrete applications;

•	metal plate truss components and related equipment and software; and

•	packaged hardware, fasteners, anchors and other products for retail.

Specialty Products — This segment is focused on diversified niche market opportunities with substantial patent protection producing beverage packaging equipment and consumables, product coding and marking equipment and consumables, and appliance components and fasteners. This segment primarily serves the food and beverage, consumer durables, general industrial, industrial capital goods, airlines and printing and publishing markets. Products in this segment include:

•	conveyor systems and line automation for the food and beverage industries;

•	plastic consumables that multi-pack cans and bottles and related equipment;

•	foil, film and related equipment used to decorate consumer products;

•	product coding and marking equipment and related consumables;

•	plastic and metal closures and components for appliances;

•	airport ground support equipment; and

•	components for medical devices.

Our principal executive offices are located at 155 Harlem Avenue, Glenview, Illinois 60025, United States of America and our telephone number is +1 (847) 724-7500.

The Offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer:	Illinois Tool Works Inc.

Notes Offered:	€650,000,000 aggregate principal amount of 3.250% notes due 2028.

€850,000,000 aggregate principal amount of 3.375% notes due 2032.

Maturity:	The 2028 notes will mature on May 17, 2028 and the 2032 notes will mature on May 17, 2032.

Interest Payment Dates:	Interest on the 2028 notes will be paid annually in arrears on May 17 of each year, beginning on May 17, 2025. Interest on the 2032 notes will be paid annually in arrears on May 17 of each year, beginning on May 17, 2025.

Ranking:	The notes will be unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Currency of Payment:	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. Any payments made in dollars on any date will be converted from euros into dollars on the basis of the most recently available market exchange rate.

Denominations:	We will issue the notes in the form of one or more fully registered global securities, without coupons, in minimum denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof.

Use of Proceeds:	We estimate that the net proceeds from the offering, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately €1.481 billion. We intend to use these proceeds to repay a portion of the indebtedness we have incurred under our commercial paper program and Euro-denominated credit agreement dated May 5, 2023, as amended (the “Euro Credit Agreement”). Any remaining proceeds will be used for general corporate purposes.

Conflicts of Interest:	As described in “Use of Proceeds,” we intend to use these proceeds to repay a portion of the indebtedness we have incurred under our commercial paper program and Euro Credit Agreement. Certain of the underwriters (or their affiliates or associated persons) may be holders of our commercial paper and/or are lenders under our Euro Credit Agreement and, as a result, would receive a portion of the proceeds from this offering as a result of our use of proceeds here. If any underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds from this offering, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121, which among other things requires that any underwriter with a “conflict of interest” under FINRA Rule 5121 may not confirm sales to any discretionary accounts without receiving prior specific written approval from the account holder. A qualified independent underwriter (“QIU”) is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Use of Proceeds” and “Underwriting.”

Optional Redemption:	We may redeem all or part of the notes at any time and from time to time at the redemption prices described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

Redemption for Tax Reasons:	We may redeem all, but not part, of the notes at any time if the tax laws of the United States (or any taxing authority in the United States) change and we become obligated to pay additional amounts on the notes as described under “Description of the Notes — Payment of Additional Amounts,” at par plus accrued and unpaid interest. See “Description of the Notes — Redemption for Tax Reasons.”

Additional Amounts:	We will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the notes as are necessary in order that the net payment by us of the principal of and interest on the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the notes to be then due and payable. See “Description of the Notes — Payment of Additional Amounts.”

Certain Covenants:	The indenture for the notes limits our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens and engage in sale and leaseback transactions. These limitations are subject to a number of important exceptions. See “Description of Notes — Covenants.”

Further Issuances:	With respect to each series of notes, we may from time to time, without the consent of the existing holders of notes of the applicable series, issue additional notes of such series with the same terms and conditions as the notes of that series so that the additional notes will be consolidated and form a single series with the previously outstanding notes of the applicable series, provided that, with respect to each series of notes, if the additional notes are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate ISIN and Common Code. See “Description of Notes — General.”

Book-Entry:	The notes will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., and registered in the name of the common depositary or its nominee. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Paying Agent:	The Bank of New York Mellon, London Branch.

Listing:	We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. We currently expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Governing Law:	The indenture and the notes will be governed by the laws of the State of Illinois.

Risk Factors:	See “Risk Factors” included in this prospectus supplement and in those documents incorporated by reference for a discussion of risks you should carefully consider before deciding to invest in the notes.

Legal Entity Identifier:	76NA4I14SZCFAYMNSV04

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before investing in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks.

This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Forward-Looking Statements.”

Risks Related to Our Business

For a discussion of risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, as well as similar disclosures contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

Risks Related to the Offering

The notes are subject to prior claims of any of our secured creditors.

The notes are our unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but effectively subordinated to any secured debt to the extent of the value of the collateral securing such debt. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations to our secured creditors before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of March 31, 2024, we had total third-party liabilities of approximately $12.6 billion, including total third-party indebtedness of approximately $8.3 billion, substantially all of which was unsecured.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred to us by dividend or otherwise. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

Credit ratings of the notes may change and affect the market price and marketability of the notes.

Credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market price or marketability of the notes and increase our corporate borrowing costs.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. Although we intend to apply for listing of the notes for trading on the New York Stock Exchange, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our company or companies in our industry. As a result, no assurance can be given:

•	that an active trading market will develop or be maintained for the notes;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market prices of the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the market for similar securities;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

An investment in the notes by a holder whose home currency is not the euro involves currency exchange risks.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros. An investment in the notes by a holder whose home currency is not the euro involves certain risks, including the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks and the magnitude of their potential effects generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the euro and certain currencies have been volatile, and each holder should be aware that volatility may occur in the future. Historic fluctuations or stability in any particular exchange rate, however, are not necessarily indicative of future fluctuations or stability in such exchange rate. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its interest rate and, in certain circumstances, could result in a loss to the holder.

Neither we, the underwriters, the trustee nor the paying agent with respect to the notes will be obliged to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into dollars or any other currency.

The notes permit us to make payments in dollars if we are unable to obtain euros.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into dollars on the basis of the then-most recently available market exchange rate for euros. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes.

Market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the eurozone, or the potential dissolution of the euro entirely, could adversely affect the value of the notes.

Despite the European Commission’s measures to address sovereign debt issues in Europe, concerns continue to persist regarding the debt burden of certain eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual member states. These and other concerns could lead to the re-introduction of individual currencies in one or more member states, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time, these potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes. It is unclear what the tax consequences would be for holders of euro-denominated obligations if the euro dissolves.

In a lawsuit for payment of amounts in respect of the notes, an investor may bear currency exchange risk.

In a lawsuit for payment on the notes, investors may bear currency exchange risk until a court judgment is entered, which could be a significant amount of time. The indenture and our obligations under the notes are governed by Illinois law. Illinois law generally provides that courts should enter a judgment in the currency used by the parties, unless the parties otherwise agree. Judgment debtors, however, may elect to pay in the judgment currency or in dollars, with conversion from dollars into the judgment currency for payment of a non-dollar denominated judgment calculated on the banking day immediately preceding the date of payment. If a court does not enter a judgment in euros in a lawsuit for payment of amounts in respect of the notes, or if a euro-denominated judgment in the United States is only able to be enforced in dollars or the conversion into dollars of a euro-denominated judgment is otherwise delayed, investors would bear the currency exchange risk until the date of conversion.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately €1.481 billion (after deducting the underwriting discounts and estimated offering expenses payable by us). We intend to use these proceeds to repay a portion of the indebtedness we have incurred under our commercial paper program and Euro Credit Agreement. Any remaining proceeds will be used for general corporate purposes. The amount outstanding under our commercial paper program as of May 14, 2024, was approximately $1.8 billion, at a weighted average interest rate of approximately 5.38% per year, which rate is subject to change over time. The amount outstanding under our Euro Credit Agreement as of May 14, 2024 was €1.3 billion (approximately $1.4 billion) with an interest rate of approximately 4.61% per year. Pending application of the proceeds of sale of the notes, we intend to invest such proceeds in short-term investments.

Certain of the underwriters (or their affiliates or associated persons) may be holders of our commercial paper and/or are lenders under our Euro Credit Agreement and, as a result, would receive a portion of the proceeds from this offering as a result of our use of proceeds here. If any underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds from this offering, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2024 on a historical basis and on an as adjusted basis to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes to financial statements in “Item 8. Financial Statements and Supplementary Data,” as well as “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, each of which is incorporated by reference in this prospectus supplement.

	As of March 31, 2024
	Actual	As Adjusted
	(In millions)
U.S. Dollar-denominated commercial paper (1)	$1,419	$414
Euro Credit Agreement due November 1, 2024 (1)	1,402	809
0.25% Euro notes due December 5, 2024	647	647
2.65% notes due November 15, 2026	997	997
0.625% Euro notes due December 5, 2027	537	537
2.125% Euro notes due May 22, 2030	536	536
1.00% Euro notes due June 5, 2031	534	534
3.00% Euro notes due May 19, 2034	531	531
4.875% notes due September 15, 2041	638	638
3.90% notes due September 1, 2042	1,084	1,084
3.250% Euro notes due May 17, 2028, offered hereby (1)	—	695
3.375% Euro notes due May 17, 2032, offered hereby (1)	—	903

Total debt	8,325	8,325
Total stockholders’ equity	3,021	3,021

Total capitalization	$11,346	$11,346

(1)

The amounts in the “As Adjusted” column assume a portion of the net proceeds from the offering are used to repay commercial paper and term loans issued under the Euro Credit Agreement. The amount outstanding under our commercial paper program as of May 14, 2024 was approximately $1.8 billion. The amount outstanding under our Euro Credit Agreement as of May 14, 2024 was €1.3 billion (approximately $1.4 billion). The U.S. Dollar equivalent of the aggregate net proceeds received in cash from the notes being offered was converted at the exchange rate of €1.00 = $1.0790 as of March 31, 2024. The exchange rate was €1.00 = $1.0819 as of May 14, 2024.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes” section, the terms “we,” “our,” “us” and “ITW” refer solely to Illinois Tool Works Inc. and not to its subsidiaries.

General

We will issue the 2028 notes and the 2032 notes each as a separate series of debt securities under the Indenture, dated November 1, 1986, as supplemented by a First Supplemental Indenture, dated May 1, 1990, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”), with certain terms of each series of notes being set forth in an officers’ certificate (together, the “indenture”). The following is a summary of the material provisions of the indenture, including certain definitions applicable to the notes and made part of the indenture by the officers’ certificate referred to above. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, not this description of notes, defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the indenture may be obtained from us. See “Where You Can Find More Information.”

The notes will not have the benefit of any sinking fund and will not be convertible or exchangeable. We will issue the notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will be issued in book-entry form only. At our option, we may redeem the notes prior to maturity at the redemption prices described below.

The Bank of New York Mellon, London Branch will initially act as principal paying agent for the notes (the “paying agent”). The Bank of New York Mellon Trust Company, N.A. will initially act as registrar (the “registrar”) for the notes. Upon notice to the trustee, we may change any paying agent or registrar.

With respect to each series of notes, we may from time to time under the indenture, without the consent of the existing holders of notes of the applicable series, create and issue additional notes of such series with the same terms and conditions as the notes of that series, except for issue date, issue price and the first payment of interest thereon, provided that, with respect to each series of notes, if the additional notes are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate ISIN and Common Code. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes of the applicable series.

Listing

We intend to apply to list the notes on the New York Stock Exchange to begin trading within 30 days after the original issue date of the notes. The listing application is subject to approval by the New York Stock Exchange. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Ranking

The notes will be our direct, unsecured senior obligations. They will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2024, we had total third-party liabilities of approximately $12.6 billion, including total third-party indebtedness of approximately $8.3 billion, substantially all of which was unsecured.

Payments in Euros

Initial holders of notes will be required to pay for the notes in euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Principal, Interest Payments and Maturity

The 2028 notes will initially be limited to €650,000,000 aggregate principal amount and will mature on May 17, 2028. The 2032 notes will initially be limited to €850,000,000 aggregate principal amount and will mature on May 17, 2032. The notes of each series will bear interest at the applicable rate shown on the cover of this prospectus supplement, accruing from May 17, 2024 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the 2028 notes annually in arrears on May 17 of each year, beginning on May 17, 2025. We will pay interest on the 2032 notes annually in arrears on May 17 of each year, beginning on May 17, 2025. The regular record dates for the notes of each series will be the close of business (in the relevant clearing system) on the Clearing System Business Day (as defined below) immediately preceding each interest payment date (or, if the notes are held in definitive form, the 15th calendar day preceding each interest payment date, whether or not a business day). For these purposes, a “Clearing System Business Day” means a day on which each clearing system for which any global security is being held is open for business. Interest payable at the maturity of the notes will be payable to the registered holders of the notes to whom the principal is payable. With respect to each series of notes, we will compute the amount of interest payable on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from (and including) the last date on which interest was paid on the notes of such series (or May 17, 2024, if no interest has been paid on the notes of such series) to (but excluding) the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Principal of and any premium or interest on the notes will be payable at the office of the paying agent at 160 Queen Victoria Street, London, EC4V 4LA United Kingdom and any other location we designate. The notes may be registered for transfer or exchanged without payment of any charge (other than any tax or other governmental charge payable in connection therewith) at the office of the registrar at 311 S Wacker Drive, Suite 6200B, Chicago, IL 60606, United States of America. Initially, the paying agent’s office in London, United Kingdom and the registrar’s office in Chicago, Illinois, United States of America will serve as our office and agency for these respective purposes. We may elect that payment of interest on notes be made by wire transfer or by check mailed to the address of the appropriate person as it appears on the security register. So long as the registered owner of the notes is a common depositary of Euroclear and Clearstream or their nominee, payment of principal and interest shall be made in accordance with the requirements of Euroclear and Clearstream.

A “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates. If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

Optional Redemption

We may redeem the notes of each series, in whole or in part, on any date that is not less than two months prior to the stated maturity of the 2028 notes or three months prior to the stated maturity date of the 2032 notes, as applicable, at our option, at a redemption price (calculated by us) equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; or

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points for the 2028 notes and 20 basis points for the 2032 notes, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

At any time on or after the date that is two months prior to the maturity date of the 2028 notes or three months prior to the maturity date of the 2032 notes, as applicable, we may also redeem some or all of the maturing 2028 notes or 2032 notes, as applicable, at our option, at a redemption price equal to 100% of the principal amount of the applicable notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the applicable Comparable Government Bond, as defined below, on the basis of the middle market price of such Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

We will, or will cause the trustee on our behalf to, mail notice of a redemption to holders of the applicable notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear/Clearstream) at least 10 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes of the applicable series are to be redeemed, the notes to be redeemed shall be selected in accordance with the procedures of the clearing systems, and in the case the notes are no longer in global form or the clearing systems have no procedures, the trustee will select, not more than 60 days prior to the redemption date, the particular notes of such series or portions thereof for redemption from the outstanding notes of such series not previously called by such method as the trustee deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

Payment of Additional Amounts

All payments of principal and interest on the notes by us will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), unless the withholding of such taxes, assessments or other governmental charge is required by law or the official interpretation or administration thereof. We will, subject to the exceptions and limitations set forth below, pay as additional interest on notes such additional amounts (the “additional amounts”) as are necessary in order that the net payment by us of the principal of and interest on such notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any Relevant Taxing Jurisdiction, will not be less than the amount provided in such notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

1.

to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in a Relevant Taxing Jurisdiction or having or having had a permanent establishment in a Relevant Taxing Jurisdiction;

b.

having a current or former connection with the Relevant Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of such notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the Relevant Taxing Jurisdiction or treated as having been a resident thereof;

c.

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

d.

being or having been a “10-percent shareholder” of ITW as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of us; or

e.

being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

2.

to any holder that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder, beneficial owner or any other person to (a) submit an applicable United States Internal Revenue Service (“IRS”) Form W-8 (with any required attachments) to establish the status as a non-United States person as required for purposes of the portfolio interest exemption or IRS Form W-9 to establish the status as a United States person, or comply with other certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the holder or beneficial owner of such notes, if compliance is required by statute, by regulation of the Relevant Taxing Jurisdiction or by an applicable income tax treaty to which the Relevant Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge or (b) comply with any information gathering and reporting requirements or take any similar action (including entering into any agreement with the IRS), in each case, that is required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the holder or beneficial owner;

4.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deduction by us or a paying agent from the payment;

5.

to any tax, assessment or other governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

6.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

7.

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

8.

to any tax, assessment or other governmental charge that would not have been imposed or levied but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

9.

to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

10.

to any tax, assessment or other governmental charge imposed (a) by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code or any amended or successor provisions, or (b) pursuant to Section 871(h)(6) or 881(c)(6) of the Code or any amended or successor provisions; or

11.	in the case of any combination of items (1) through (10) above.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “— Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “— Payment of Additional Amounts” and under the heading “— Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate the income of which is subject to United States federal income taxation regardless of its source, or a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption for Tax Reasons

If, (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of any Relevant Taxing Jurisdiction, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based on a written opinion of independent counsel selected by us, are likely to become obligated to pay additional amounts as described herein under the heading “— Payment of Additional Amounts” with respect to the notes of any series, or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of this prospectus supplement whether or not such act is taken with respect to us or any affiliate, that results in us being required or, based upon a written opinion of independent counsel selected by us, being likely to be required to pay such additional amounts, then we may at any time at our option redeem, in whole, but not in part, the notes of such series on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Covenants

The following covenants apply to the notes. Each of the covenants is subject to the provision for exempted indebtedness described below.

For your reference, we have provided below definitions of the capitalized terms used in the description of the covenants.

Limitation on Liens

We will not, nor will we permit any Restricted Subsidiary to, issue, assume or guarantee any debt for money borrowed if such debt is secured by a mortgage, security interest, lien, pledge or other encumbrance (referred to in this prospectus supplement as a “lien”) on any Principal Property, or on any shares of stock or indebtedness of any Restricted Subsidiary, without in any such case effectively providing that the notes (and if we so choose, any other debt or obligation that ranks equally with the notes) are secured equally and ratably with, or prior to, such debt. These restrictions do not apply to debt secured by:

•	liens on property of a corporation existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with or purchased by us or a subsidiary;

•	liens on property existing at the time of its acquisition and certain purchase money liens;

•	liens securing the cost of construction of new plants, incurred within 180 days of completion of construction;

•	liens securing the debt of a Restricted Subsidiary owing to us or another Restricted Subsidiary;

•	liens in connection with the issuance of certain industrial revenue bonds or similar financings;

•	liens existing on the date of the indenture;

•	certain other liens specified in the indenture that are customarily exempted from restrictions in offerings of securities similar to the notes; and

•

any extensions, renewals or replacements, in whole or in part, of any lien referred to above, as long as the principal amount of debt secured by any such lien does not increase and the lien is limited to all or part of the same property that previously secured the lien.

Limitation on Sale and Lease-Back

We will not, nor will we permit any Restricted Subsidiary to, engage in a sale and lease-back transaction of any Principal Property (except for certain temporary leases and leases with a Restricted Subsidiary) unless:

•	we or the Restricted Subsidiary could (subject to the limitation on liens) incur debt secured by a lien on the Principal Property to be leased without equally and ratably securing the notes; or

•	within 180 days following such a transaction, we retire long-term debt equal to the value of the transaction.

Exempted Indebtedness

We and our Restricted Subsidiaries may incur debt and enter into sale and lease-back transactions without regard to the two covenants described above if the sum of such debt and the value of such sale and lease-back transactions on a cumulative basis does not exceed 10% of the Consolidated Net Tangible Assets (which is total assets less current liabilities, goodwill and other intangibles) as shown on our audited consolidated balance sheet in our latest annual report to our stockholders.

Definitions

“Principal Property” means any manufacturing plant or other facility within the United States that we or a subsidiary own or lease, unless our Board of Directors determines that the plant or facility, together with any others so determined, is not of material importance to the total business of us and our Restricted Subsidiaries.

“Restricted Subsidiary” means any subsidiary (other than a subsidiary principally engaged in leasing or financing installment receivables or financing operations outside the United States) that owns or leases a Principal Property if:

•	substantially all of its property is located in the United States;

•	substantially all of its business is carried on in the United States; or

•	it is incorporated in any State of the United States.

Consolidation or Merger

Under the terms of the indenture, we may consolidate or merge with another corporation or sell, convey or lease all or substantially all of our assets to another corporation or entity. The successor or acquiring corporation or entity must expressly assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants (it being understood that any obligation to pay additional amounts shall be determined mutatis mutandis, by treating the jurisdiction under the laws of which such successor or acquiring corporation or entity is organized and any political subdivision or taxing authority as therein having the power to tax, as a Relevant Taxing Jurisdiction). If, upon any such consolidation, merger, sale, conveyance or lease, or upon any such consolidation, merger, sale, conveyance or lease with respect to a Restricted Subsidiary, any Principal Property or shares of stock or indebtedness of a Restricted Subsidiary would become subject to a lien that is not in favor of us, a Restricted Subsidiary or any such successor or acquiring corporation or entity, we must, before or at the time of such transaction, effectively provide that the notes will be secured (if we so choose, equally and ratably with any other obligation of us or a Restricted Subsidiary that ranks equally with the notes) by a direct lien on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary that is prior to all liens other than pre-existing liens on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary, and that will continue as long as such Principal Property, shares of stock or indebtedness is subject to the lien arising in such transaction.

Events of Default

An event of default for any series of the notes includes the following:

•	failure to pay any installment of interest, including any additional amounts on the notes of that series that continues for 30 days after such payment is due;

•	failure to pay principal of or premium, if any, on the notes of that series when due;

•

failure to perform any of the other covenants or agreements in the notes or in the indenture and relating to the notes of that series that continues for 60 days after notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of that series; or

•	certain events of bankruptcy, insolvency or reorganization of us.

An event of default with respect to a particular series of notes issued under the indenture does not necessarily constitute an event of default with respect to any other series. The indenture provides that the trustee will, with certain exceptions, notify the holders of the affected series of notes of the occurrence of any of the events of default listed above (not including any applicable grace period and irrespective of the giving of notice as described in the third bullet) known to the trustee within 90 days after the occurrence thereof. Except in the case of a default in the payment of principal of, or premium, if any, or interest on a series of the notes, the trustee may withhold notice if it determines in good faith that withholding notice is in the interest of the holders.

If an event of default is continuing for any series of the notes, the trustee or the holders of not less than 25% in aggregate principal amount of the affected series of notes then outstanding may declare the principal amount of that series of the notes to be due and payable immediately. In such a case, subject to certain conditions, the holders of a majority in aggregate principal amount of that series of the notes then outstanding can annul the declaration and waive past defaults.

We are required to provide an annual officers’ certificate to the trustee concerning our compliance with certain covenants we make in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders of notes unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. The holders of a majority in principal amount of the outstanding notes of each series affected by an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any of the trustee’s trusts or powers with respect to that series of the notes; however, the trustee may decline to follow such direction in certain circumstances.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default. Neither the trustee nor the paying agent shall have any responsibility for effecting such currency conversions.

Modification and Amendment of the Indenture

We may enter into supplemental indentures with the trustee without the consent of the holders of the notes to, among other things:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	appoint additional or separate trustees to act under the indenture;

•	add covenants for the protection of the holders of the notes; and

•	cure any ambiguity or correct any inconsistency in the indenture.

With the consent of the holders of a majority in aggregate principal amount of the notes of each affected series issued under the indenture at the time outstanding, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the indenture or any supplemental indenture relating to such series or to modify the rights of the holders of those notes. However, no such supplemental indenture will (1) extend the fixed maturity of any notes, reduce the principal amount (including in the case of discounted notes the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of any interest, reduce any premium payable upon redemption, or change the currency in which any notes are payable, without the consent of each holder of affected notes, or (2) reduce the aforesaid majority in principal amount of the notes of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all notes of such series.

Defeasance and Discharge of Indenture or Certain Obligations; Satisfaction and Discharge

At our option, we (1) will be discharged from all obligations under the indenture in respect of the notes of a series (except for certain obligations to register the transfer of or to exchange such notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain covenants of the indenture that are applicable to each series of notes (including the limitation on liens and the limitation on sale and lease-back) and will not be limited by the restrictions in the indenture with respect to merger, consolidation or sale, conveyance or lease of substantially all of our assets, in each case if we irrevocably deposit with the trustee, in trust, money or Federal Republic of Germany obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the applicable notes when due and satisfy other conditions in the indenture. In order to select either option, we must provide the trustee, among other things, an opinion of counsel based on a ruling from or published by the Internal Revenue Service (in the case of option (1)), or an opinion of counsel (in the case of option (2)), in each case to the effect that beneficial owners of the applicable notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of the option, and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as if we had not exercised such option.

In the event we exercise our option under (2) above with respect to any series of notes and the notes of such series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and Federal Republic of Germany obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such event of default. We would remain liable, however, for such payments.

In addition to the foregoing, at our option, we will be discharged from all our obligations under the indenture (except for certain obligations to register the transfer of or to exchange such notes and provide compensation and reimbursement of expenses to the trustee) in respect of the notes of a series of which all of the notes have been delivered to the trustee for cancellation (other than destroyed, lost or stolen notes that have been replaced or paid) or that have matured or will mature or be redeemed within one year (where arrangements satisfactory to the trustee for giving notice of redemption have been made), if we, among other things, irrevocably deposit with the trustee, in trust, money or Federal Republic of Germany obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the applicable notes when due.

“Federal Republic of Germany obligations” means direct noncallable obligations of the Federal Republic of Germany, noncallable obligations the payment of the principal of and interest on which is fully guaranteed by the Federal Republic of Germany, and noncallable obligations on which the full faith and credit of the Federal Republic of Germany is pledged to the payment of the principal thereof and interest thereon.

Governing Law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with Trustee and Paying Agent

The Bank of New York Mellon Trust Company, N.A. currently serves as the trustee with respect to certain of our other outstanding debt securities, and The Bank of New York Mellon, London Branch currently serves as the paying agent with respect to certain of our other outstanding debt securities.

Open Market Purchases

We may at any time and from time to time purchase notes in the open market or otherwise.

BOOK-ENTRY SYSTEM

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

Global Notes

The notes of each series will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg and the address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euros, except as described in this prospectus supplement under “Description of Notes — Payments in Euros.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If Euroclear or Clearstream at any time notifies us that it is unwilling or unable to continue as a clearing system with respect to a global note, or if Euroclear or Clearstream becomes ineligible to serve as such clearing system, and we do not appoint a successor clearing system (which could be either Euroclear or Clearstream alone) within 90 days, we will issue notes in definitive form in exchange for the global notes. In addition, we may at any time and in our sole discretion determine not to have any series of notes represented by one or more global notes and, in such event, we will issue notes of that series in definitive form in exchange for the global note or notes. In any such instance, if we issue registered notes in exchange for global notes, we will register the definitive notes in such names and in such denominations authorized under the indenture as Euroclear or Clearstream, pursuant to instructions from its direct or indirect participants or otherwise, instructs the trustee. The trustee will deliver the registered definitive notes to or on the order of the persons in whose names they are registered.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, United States Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax or the Medicare tax on net investment income;

•	dealers in securities or currencies;

•	traders in securities or currencies;

•	entities treated as partnerships, S corporations or other pass-through entities;

•	controlled foreign corporations;

•	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	regulated investment companies and real estate investments trusts;

•	U.S. Holders (as defined herein) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or similar transactions;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons required for U.S. federal income tax purposes to conform the timing of the income accruals with respect to the notes to their financial statements under Section 451(b) of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and assumes the notes are issued at a price that reflects less than a statutorily defined de minimis amount of original issue discount. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or non-U.S. tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of the partners in such entity will generally depend on the status of the particular partner in question and the activities of such entity. Accordingly, entities taxable as partnerships holding the notes and the partners in such entities should consult their own tax advisors as to the specific tax consequences to them.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY

TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of the Notes

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes (see “Description of Notes — Optional Redemption”, “Description of Notes — Payment of Additional Amounts”, “Description of Notes — Redemption for Tax Reasons”). Our obligation to pay such excess amounts may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered “remote” or “incidental.” In addition, these provisions do not apply where a debt instrument provides for alternative payment schedules applicable upon the occurrence of one or more contingencies, including an unconditional option held by the issuer or holder, and the timing and amounts of payments that compromise each payment schedule are known as of the issue date, in which case the option will be deemed to be exercised in a manner that maximizes (in the case of an option held by the holder) or minimizes (in the case of an option held by the issuer) the yield on the debt instrument.

We believe and intend to take the position that the contingencies on the notes described above should not cause the contingent payment debt instrument rules of the U.S. Treasury Regulations to apply. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, we can give no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could require a holder subject to U.S. federal income taxation to accrue ordinary income at a rate that is higher than the stated interest rate and to treat any gain recognized on a sale or other taxable disposition of a note as ordinary income, rather than capital gain. The remainder of this disclosure assumes that the notes will not be considered contingent payment debt instruments for U.S. federal income tax purposes. Prospective acquirors are urged to consult their own tax advisor regarding the potential application to the notes of the contingent payment debt U.S. Treasury Regulations and the consequences thereof.

U.S. Holders

The following summary of material U.S. federal income tax consequences will apply to you if you are a “U.S. Holder” of the notes. A “U.S. Holder” is a beneficial owner of the notes who or which is a U.S. Person for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	an entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Stated interest on a note generally will be taxable to U.S. Holders as ordinary income at the time it is paid or accrued in accordance with their method of accounting for U.S. federal income tax purposes and will be treated as U.S. source income.

If a U.S. Holder uses the cash basis method of accounting for U.S. federal income tax purposes, it will be required to include in income the U.S. dollar value of the stated interest received, determined by translating euros received at the spot rate of exchange on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. Such a U.S. Holder will not recognize exchange gain or loss with respect to the receipt of such payment of stated interest.

If a U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes, it may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, such a U.S. Holder will be required to include in income for each taxable year the U.S. dollar value of the stated interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued or, in the case of an accrual period that spans two taxable years of such a U.S. Holder, the part of the period within the taxable year. Under the second method, such a U.S. Holder may elect to translate stated interest income at the spot rate of exchange on either the last day of the accrual period (or the date the stated interest payment is received if such date is within 5 business days of the end of the accrual period), or the last day of the taxable year if the accrual period straddles such a U.S. Holder’s taxable year. Any such election will apply to all debt obligations held by a U.S. Holder from year to year and cannot be changed without the consent of the IRS. Each U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes should consult its own tax advisors as to the advisability of making such an election.

In addition, a U.S. Holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note (including amounts received upon the sale of a note attributable to accrued interest previously included in income) if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Any such foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the note.

Sale or Other Taxable Disposition

A U.S. Holder will generally recognize gain or loss on the sale or other taxable disposition of a note equal to the difference between the amount realized upon the sale or other taxable disposition (less an amount equal to any accrued but unpaid stated interest, which will be taxable as interest as discussed above in “U.S. Holders – Payments of Interest”) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be its U.S. dollar cost for that note. If a U.S. Holder purchased its note with euros, such U.S. Holder’s cost generally will be the U.S. dollar value of the euros paid for such note determined at the spot rate on the date of such purchase of such note. If a U.S. Holder’s note is sold or otherwise disposed of in a taxable transaction for euros, the amount realized generally will be the U.S. dollar value of the euros received on the date of sale or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the notes are traded on an established securities market, euros paid or received will be translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of the notes traded on an established securities market, provided that the election is applied consistently to all debt instruments from year to year. Such election cannot be changed without the consent of the IRS.

Each U.S. Holder should consult its own tax advisor regarding the foreign currency tax consequences of a disposition (including whether the U.S. dollar value of the amount realized should be determined on the trade date or the settlement date).

Except as described below with respect to foreign currency gain or loss, a U.S. Holder’s gain or loss will generally be capital gain or loss and will be long term capital gain or loss if at the time of sale or other taxable disposition the U.S. Holder has held the note for more than one year. Capital gains of non-corporate U.S. Holders, including individuals, derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by a U.S. Holder on the sale or other taxable disposition of a note generally will be treated as U.S. source gain or loss.

Gain or loss recognized upon the sale or other taxable disposition of a note that is attributable to changes in currency exchange rates relating to the principal amount of such note will be treated as exchange gain or loss. Exchange gain or loss will be treated as ordinary income or loss and generally will be U.S. source gain or loss. For these purposes, the principal amount of the note is a U.S. Holder’s purchase price for the note calculated in euros on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale or other taxable disposition of the note and (ii) the U.S. dollar value of the principal amount determined on the date such U.S. Holder purchased the note (or on the settlement date, if applicable, in the case of cash basis or electing accrual basis U.S. Holders, provided the note is traded on an established securities market). The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the note.

Upon the sale or other taxable disposition of a note, if the notes are traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will have a basis in the euro received equal to the U.S. dollar value thereof at the spot rate of exchange in effect on the settlement date of such sale or other taxable disposition (that is, the same date that the euro are valued for purposes of determining the amount realized on the note) and will not generate any additional exchange gain or loss. In all other cases, since the amount realized is based on the spot rate of exchange in effect on the date of the sale or other taxable disposition of the note (including the trade date if the notes are traded on an established securities market), (i) the U.S. Holder will realize foreign exchange gain or loss to the extent the U.S. dollar value of the euro received (based on the spot rate of exchange in effect on the date of the actual receipt) differs from the U.S. dollar value of the euro on the date of the sale, exchange, or retirement of the note, and (ii) the U.S. Holder’s basis in the euro received will equal the U.S. dollar value of the euro, based on the spot rate of exchange in effect on the date of receipt. Any gain or loss recognized by a U.S. Holder on a sale or other taxable disposition of the euros will be ordinary income or loss and generally will be U.S. source gain or loss.

Reportable Transactions

A U.S. Holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. Under the relevant rules, since the notes are denominated in a foreign currency, a U.S. Holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the regulations, and to disclose its investment by filing a Form 8886 with the IRS. Prospective purchasers are urged to consult their tax advisors regarding the application of these rules.

Non-U.S. Holders

The following summary of material U.S. federal income tax consequences will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. Holder.

Payments of Interest and Additional Amounts

Subject to the discussion of backup withholding and FATCA withholding below, interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower income tax treaty rate), provided that:

•

the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury Regulations;

•

the Non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such Non-U.S. Holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of the Code) and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides the relevant withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a United States person. In addition, if the Non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits may be subject to a branch profits tax at a rate of 30% or lower applicable income tax treaty rate.

In certain circumstances (see “Description of Notes — Optional Redemption,” “Description of Notes — Payment of Additional Amounts” and “Description of Notes — Redemption for Tax Reasons”), we may be obligated to pay amounts in excess of stated interest and principal on the notes. Such payments may be treated as interest subject to the rules applicable to interest payments discussed above and below, as additional sums paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below, or as other income subject to U.S. federal withholding tax. A Non-U.S. Holder who is subject to U.S. federal withholding on any additional amounts should consult its own tax advisor as to whether the Non-U.S. Holder can obtain a refund for all or a portion of the withholding tax.

Sale or Other Taxable Disposition

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest as discussed above in “Non-U.S. Holders — Payments of Interest and Additional Amounts”) generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale other taxable disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such Non-U.S. Holder were a United States person, and if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower income tax treaty rate) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

U.S. Holders

U.S. Holders may be subject to information reporting on interest on the notes and on the proceeds received upon the sale or other taxable disposition of the notes, and backup withholding also may apply to payments of such amounts. Certain U.S. Holders are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if it is not otherwise exempt and:

•	such U.S. Holder fails to furnish a taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	such U.S. Holder furnishes an incorrect TIN;

•	the applicable withholding agent is notified by the IRS that such U.S. Holder failed to properly report payments of interest or dividends; or

•	such U.S. Holder fails to certify under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified it that it is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability, if any, or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that are made to the Non-U.S. Holder, provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a “United States person,” within the meaning of Section 7701(a)(30) of the Code, and the Non-U.S. Holder has provided the statement described above under “Non-U.S. Holders — Payments of Interest and Additional Amounts.” In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related brokers if the payor receives the statement described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. However, the relevant withholding agent may be required to report annually to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific income tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or may claim a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Under sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), debt instruments providing for U.S.-source interest payments, such as the notes, are generally subject to a 30% U.S. withholding tax with respect to payments on such debt instruments, if such payments are received by foreign financial institutions and certain other non-U.S. entities, unless such foreign financial institution or other applicable foreign entity complies with FATCA or otherwise qualifies for an exemption. Under the applicable United States Treasury Regulations, withholding under FATCA will generally apply to payments of interest on a note. Under proposed regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed regulations until final regulations are issued, payments of gross proceeds from the sale or other disposition of notes will not be subject to withholding under FATCA. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Although we will be required to pay additional amounts to true up holders of the notes for withholding or deduction for taxes under certain circumstances, we will not be required to pay any additional amounts in the event withholding is required with respect to any payments on the notes pursuant to FATCA. See “Description of Notes — Payment of Additional Amounts.” Prospective investors should consult their tax advisors regarding the potential impact of FATCA on their investment in the notes, including the availability of, and the procedures for obtaining, a refund of any amounts withheld under FATCA.

UNDERWRITING

We intend to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and Citigroup Global Markets Limited and J.P. Morgan Securities plc, as representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

Underwriter	Principal Amount of 2028 notes	Principal Amount of 2032 notes
Citigroup Global Markets Limited	€133,250,000	€174,250,000
J.P. Morgan Securities plc	133,250,000	174,250,000
Barclays Bank PLC	65,000,000	85,000,000
Goldman Sachs & Co. LLC	65,000,000	85,000,000
ING Bank N.V.	65,000,000	85,000,000
Commerzbank Aktiengesellschaft	39,000,000	51,000,000
Mizuho International plc	39,000,000	51,000,000
ANZ Securities, Inc.	26,000,000	34,000,000
Société Générale	26,000,000	34,000,000
Loop Capital Markets LLC	13,000,000	17,000,000
Bank of Montreal, London Branch	6,500,000	8,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	6,500,000	8,500,000
Danske Bank A/S	6,500,000	8,500,000
HSBC Bank plc	6,500,000	8,500,000
Intesa Sanpaolo IMI Securities Corp.	6,500,000	8,500,000
PNC Capital Markets LLC	6,500,000	8,500,000
U.S. Bancorp Investments, Inc.	6,500,000	8,500,000

Total	€650,000,000	€850,000,000

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.160% of the principal amount of the 2028 notes and 0.250% of the principal amount of the 2032 notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.090% of the principal amount of the 2028 notes and 0.150% of the principal amount of the 2032 notes. After the initial public offering, the public offering price and other selling terms may be changed.

The expenses of the offering, not including the underwriting discounts, are estimated at €3.0 million and are payable by us.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Us
Per 2028 note	0.250%
Per 2032 note	0.400%

Total	€5,025,000

New Issue of Notes

The notes are new issues of securities with no established trading market. Although we intend to apply to list the notes on the New York Stock Exchange and we currently expect trading in the notes to begin within 30 days after the original issue date, we cannot assure you that the notes will become or remain listed or admitted to trading. We may not obtain or maintain such listing on the New York Stock Exchange and if we do not obtain or maintain such listing, we do not intend to list them on any other securities exchange. Failure of the notes to be admitted to listing on, or the delisting of the notes from, the New York Stock Exchange may have a material adverse effect on a holder’s ability to sell the notes. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Settlement

We expect that delivery of the notes will be made to investors on or about May 17, 2024, which is the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the delivery of the notes, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Stabilization and Short Positions

In connection with the issue of the notes, J.P. Morgan Securities plc (the “Stabilizing Manager”) (or any person acting on behalf of the Stabilizing Manager) may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) also may impose a penalty bid. This occurs when the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) repays to the underwriters a portion of the underwriting discount received by it because the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) has repurchased notes sold by or for the account of the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) in stabilizing or short covering transactions. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) will undertake any stabilization action or that, once commenced, any stabilization action will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking, lending and other transactions in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. The underwriters and their affiliates are lenders, agents or bookrunners under our existing credit facilities. In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. If any of the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described in “Use of Proceeds,” we intend to use these proceeds to repay a portion of the indebtedness we have incurred under our commercial paper program and Euro Credit Agreement. Certain of the underwriters (or their affiliates or associated persons) may be holders of our commercial paper and/or are lenders under our Euro Credit Agreement and, as a result, would receive a portion of the proceeds from this offering as a result of our use of proceeds here. If any underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds from this offering, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of FINRA. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121, which among other things requires that any underwriter with a “conflict of interest” under FINRA Rule 5121 may not confirm sales to any discretionary accounts without receiving prior specific written approval from the account holder. A QIU is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or affiliates may hedge their credit exposure to us consistent with their customary risk management practices.

Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, to the best of our knowledge, no action has been taken by us or the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of the notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the notes must observe such Australian on-sale restrictions.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Finance Center (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The notes to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Hong Kong

The notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) other than in compliance with the regulations of the Securities and Commodities Authority and the laws of the United Arab Emirates (and the Dubai International Financial Centre and the Abu Dhabi Global Market) governing the issue, offering and sale of securities. Further, neither this prospectus supplement nor the accompanying prospectus constitutes a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre or the Abu Dhabi Global Market) and neither is intended to be a public offer. Neither this prospectus supplement nor the accompanying prospectus has been approved by or filed with (and by receiving this prospectus supplement and the accompanying prospectus the person or entity to whom it has been issued understands, acknowledges and agrees that it has not been approved by or filed with) the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority of the Abu Dhabi Global Market, the Dubai Financial Services Authority or any other relevant licensing authorities in the United Arab Emirates.

Prohibition of Sales to U.K. Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the U.K. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in the U.K. Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently no key information document required by the U.K. PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the U.K.

This prospectus supplement is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K.; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Illinois Tool Works Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus Supplement, and the effectiveness of Illinois Tool Works Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

ILLINOIS TOOL WORKS INC.

Debt Securities

We may offer to sell from time to time debt securities. This prospectus provides you with a general description of the securities we may offer. We will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in our debt securities.

The debt securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should carefully consider the risk factors on page 3 of this prospectus, those included or incorporated by reference in the applicable prospectus supplement, and those in the reports we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus before you invest in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved, disapproved, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, under the automatic shelf registration process. Under this automatic shelf registration process, we may sell debt securities under this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The applicable prospectus supplement will describe: the terms of the debt securities offered, any initial public offering price, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the debt securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus we use the terms “ITW,” the “Company,” “we,” “us,” and “our” to refer to Illinois Tool Works Inc. and our consolidated subsidiaries. References to “debt securities” include any debt security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), we may add to this prospectus and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. Neither we nor any underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale of debt securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet, through a database maintained by the SEC at www.sec.gov. Our SEC filings are also available on our website at www.itw.com/investor-relations. Information on our website does not form a part of this prospectus and is not incorporated herein by reference.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K for the year ended December 31, 2022;

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023; and

3.	Current Reports on Form 8-K filed on February 16, 2023, and May 10, 2023 (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, Illinois 60025

Attention: Corporate Secretary

(847) 724-7500

Documents may also be available on our website at www.itw.com/investor-relations. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

RISK FACTORS

Investing in our debt securities involves risks. Before deciding whether to purchase any of our debt securities, you should carefully consider the risks involved in an investment in our securities, as set forth in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to such Annual Report on Form 10-K, as well as any amendments thereto, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, as well as the risk factors described in any prospectus supplement or in any of the documents incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “believe,” “expect,” “plans,” “intend,” “may,” “strategy,” “prospects,” “estimate,” “will,” “should,” “could,” “project,” “target,” “anticipate,” “guidance,” “forecast,” and other similar words, and may include, without limitation, statements regarding the duration and potential effects of the COVID-19 pandemic and global supply chain challenges, related government actions and the Company’s strategy in response thereto on the Company’s business, future financial and operating performance, free cash flow, economic and regulatory conditions in various geographic regions including inflation, the impact of foreign currency fluctuations, the timing and amount of benefits from the Company’s enterprise strategy initiatives, the timing and amount of dividends and share repurchases, the protection of the Company’s intellectual property, the likelihood of future goodwill or intangible asset impairment charges, the impact of adopting new accounting pronouncements, the adequacy of internally generated funds and credit facilities to service debt and finance the Company’s capital allocation priorities, the sufficiency of U.S. generated cash to fund cash requirements in the U.S., the cost and availability of additional financing, the availability of raw materials and energy and the impact of raw material cost inflation, the Company’s portion of future benefit payments related to pension and other postretirement benefits, the Company’s information technology infrastructure, potential acquisitions and divestitures and the expected performance of acquired businesses and impact of divested businesses, the impact of U.S. and global tax legislation and the estimated timing and amount related to the resolution of tax matters, the cost of compliance with environmental regulations, the impact of failure of the Company’s employees to comply with applicable laws and regulations, and the outcome of outstanding legal proceedings. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that may influence future results include (1) the COVID-19 pandemic and other pandemics or public health crises, related government actions and the Company’s strategy in response thereto, (2) weaknesses or downturns in the markets served by the Company, (3) changes or deterioration in international and domestic political and economic conditions, such as the Russia and Ukraine conflict or U.S.-China trade relations and the impact of related economic and other sanctions, (4) the unfavorable impact of foreign currency fluctuations, (5) the Company’s enterprise strategy initiatives may not have the desired impact on organic revenue growth, (6) market conditions and cost and availability of financing to fund the Company’s share repurchases, (7) a delay or decrease in the introduction of new products into the Company’s product lines, (8) any failure to protect the Company’s intellectual property, (9) potential negative impact of impairments to goodwill and other intangible assets on the Company’s return on invested capital, financial condition or results of operations, (10) raw material price increases and supply shortages or delays, (11) financial market risks to the Company’s obligations under its defined benefit pension plans, (12) negative effects of service interruptions, data corruption, cyber-based attacks, security breaches of our technology networks and systems or those of our vendors and third-party service providers, or violations of data privacy laws, (13) the potential negative impact of acquisitions on the Company’s profitability and returns, (14) potential negative effects of divestitures, including retained liabilities and unknown contingent liabilities, (15) impact of tax legislation and regulatory action and changing tax rates, (16) potential adverse outcomes in legal proceedings or enforcement actions,

(17) uncertainties related to environmental regulation and the physical risks of climate change, (18) potential failure of the Company’s employees, agents or business partners to comply with anti-bribery, competition, import/export, trade sanctions, data privacy, human rights and other laws, and (19) increases in inflation or interest rates and the possibility of economic recession. A more detailed description of these risks is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q. These risks are not all-inclusive and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, in any prospectus supplement, and in other documents that we file or furnish with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

THE COMPANY

Illinois Tool Works Inc. is a global manufacturer of a diversified range of industrial products and equipment with 84 divisions in 51 countries. As of December 31, 2022, we employed approximately 46,000 people.

The Company’s operations are organized and managed based on similar product offerings and end markets, and are reported to senior management as the following seven segments: Automotive OEM; Food Equipment; Test & Measurement and Electronics; Welding; Polymers & Fluids; Construction Products; and Specialty Products.

We were founded in 1912 and incorporated in Delaware in 1915. Our principal offices are located at 155 Harlem Avenue, Glenview, Illinois 60025. Our telephone number is (847) 724-7500. We maintain a website at www.itw.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus. Additional information about us is included in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following summarizes the material provisions of the indenture and the debt securities to which a prospectus supplement may relate. We may issue debt securities from time to time in one or more series. Each time we offer debt securities, the prospectus supplement related to that offering will describe the applicable terms.

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract entered into by us and a financial institution, acting as trustee on your behalf. In our case, the debt securities offered by any prospectus supplement will be governed by the indenture, dated as of November 1, 1986 (as amended by the First Supplemental Indenture, dated as of May 1, 1990), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee, or with such other trustee as may be selected by the Company. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. Under the indenture the trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs for us certain administrative duties, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

The description of the indenture set forth below is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture covering the debt securities, including definitions of some terms used in the indenture. Because this section is a summary of the material terms, it does not describe every aspect of the indenture or the debt securities. We urge you to read the indenture governing the debt securities because it, and not this description, defines your rights as a holder of debt securities. The indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the indenture.

References to “ITW,” “we,” “us” and “our” in this section are only to Illinois Tool Works Inc. and not to its subsidiaries.

General

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be unsecured senior obligations of our Company. As senior debt securities, they will rank equally with all of our other unsecured and unsubordinated indebtedness. Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and capital lease obligations, of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

The indenture provides for the issuance by us from time to time of debt securities in one or more series. The indenture does not limit the aggregate principal amount of debt securities we may issue under the indenture. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that may be issued by ITW or its subsidiaries.

The indenture provides that the terms of any specific series of debt securities will be set forth in, or determined pursuant to, one or more authorizing resolutions and an officers’ certificate or a supplemental indenture, if any, relating to that series.

You should read the prospectus supplement relating to a particular series of debt securities for the following terms of the series of debt securities offered by that prospectus supplement and this prospectus:

•	the designation of the debt securities;

•	the limit upon the aggregate principal amount of the debt securities;

•	the rate or rates at which the debt securities will bear interest, if any, or the formula by which interest will accrue;

•	the dates from which interest will accrue, the interest payment dates on which such interest will be payable, and the record date for the interest payable on any interest payment date;

•	the maturity date of the debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at the option of the Company;

•

our obligation, if any, to redeem or purchase the debt securities pursuant to a sinking, purchase or analogous fund or at the option of the holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

•	if other than the principal amount at maturity, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of maturity;

•

if other than denominations of $1,000, if registered, and $5,000, if unregistered, and any integral multiples of the applicable denominations for debt securities denominated in dollars, the currency and denominations in which the debt securities will be issuable;

•	the form of security to be used to evidence ownership of the debt securities;

•	the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable;

•	any additional offices or agencies maintained for the registration of transfer, exchange and payment of the debt securities;

•	whether the debt securities will be issued as registered securities or as unregistered securities, with or without coupons;

•

whether unregistered debt securities may be exchanged for registered debt securities and whether registered debt securities may be exchanged for unregistered debt securities and the circumstances under which and the place or places where any such exchanges, if permitted, may be made;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such global security or securities and whether any global securities of such series will be issuable initially in temporary form, and whether any global securities of such series will be issuable in definitive form, with or without coupons, and, if so, whether beneficial owners of interests in any such definitive global security may exchange such interests for debt securities of such series and the circumstances under which and the place or places where any such exchange may occur;

•

if other than dollars, the coin, or currency or currencies, or currency unit or units in which the debt securities will be denominated and in which payment of the principal, premium, and interest, if any, on the debt securities will be payable;

•

if the principal, premium, if any, and interest, if any, on the debt securities are to be payable at the election of us or a holder thereof or under some or all other circumstances, in a coin, or currency or currencies, or currency unit or units other than that in which the debt securities are denominated, the period or periods within which, and the terms and conditions upon which, such election may be made, or the other circumstances under which any of the debt securities are to be so payable, and any provision requiring the holder thereof to bear currency exchange costs by deduction from such payments;

•

if the principal, premium, if any, and interest, if any, on the debt securities may be determined with reference to a currency, currency unit, commodity or financial or non-financial index or indices, then the manner in which such amounts will be determined;

•

whether and under what circumstances and with what procedures and documentation we will pay additional amounts on any of the debt securities and coupons, if any, of such series to any holder who is a Non-U.S. Holder (as defined in the prospectus supplement relating to the debt securities), in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay additional amounts (and the terms of any such option);

•

the person to whom any interest on any registered debt security will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest, the manner in which, or the person to whom, any interest on any unregistered debt security of such series will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the extent to which, or the manner in which, any interest payable on a temporary global security on an interest payment date will be paid if other than in the manner provided below;

•

whether some of the provisions relating to the defeasance and discharge of the debt securities, or certain obligations relating thereto, described below under “Defeasance and Discharge of Indenture or Certain Obligations” will be applicable to the debt securities; and

•	any other terms of the debt securities (which will not be inconsistent with the provisions of the indenture).

The principal, premium, if any, and interest, if any, will be payable at the time or times and in the manner provided in the prospectus supplement relating to any series of debt securities. In the case of registered securities, interest on the debt securities will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date. Any paying agents initially designated by us for the debt securities of a particular series will be named in the prospectus supplement relating to those debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

The debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument or instruments of transfer, if so required by us or the security registrar) or exchanged for other debt securities of the same series (of like aggregate principal amount and in any authorized denominations) at the office or agency maintained by us (currently the principal office of the trustee in Chicago, Illinois or another office designated by the trustee). The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of debt securities. We will not be required to (1) issue, register the transfer of, or exchange debt securities for a period of 15 days prior to the redemption of any of the debt securities of that series or (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We have appointed the current trustee under the indenture as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any series of debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the affected debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form, with or without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers will be effected only through, records maintained by the designated depositary and its participants as described below.

We may issue debt securities with terms different from those of debt securities that may already have been issued. There is no requirement that we issue debt securities in the future under the same indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

In addition, special United States federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars may also be set forth in the prospectus supplement, if applicable.

We will comply with Section 14(c) of the Exchange Act, and any other tender offer rules within the Exchange Act, which may then be applicable, if we are obligated to purchase debt securities at the option of the holders of the securities. Any obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving our Company. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information about any deletions from, modifications or additions to the events of default described below or covenants of ITW in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

If any debt securities are convertible, they may be convertible into or exchangeable for securities, property or cash, or a combination of the foregoing, and the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the securities, property or cash into which the debt securities are convertible or for which they are exchangeable;

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at the option of the holder or the Company;

•	provisions for adjustment of the conversion price or the exchange ratio;

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities; and

•	any other terms of the debt securities that are consistent with the provisions of the indenture.

Such terms may also include provisions under which the number or amount of other securities or property to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities or property as of a time stated in the prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities (each a “Global Security”) that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

The specific terms of a depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that particular series. We anticipate that the following provisions will apply to all depositary arrangements. Upon the issuance of a Global Security, the depositary for the Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the Global Security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the depositary for a Global Security, or its nominee, is the registered owner of the Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indenture governing the debt securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of a series in definitive form and will not be considered the owners or holders of the debt securities under the indenture.

Principal of, any premium, if any, and interest on, and any additional amounts with respect to debt securities registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner of the Global Security representing the debt securities. None of ITW, the trustee, the paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on, or additional amounts with respect to debt securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of the participants.

The indenture provides that if (1) the depositary for a series of debt securities notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the indenture and a successor depositary is not appointed by us within 90 days of written notice or (2) we determine that the debt securities of a particular series will no longer be represented by Global Securities and execute and deliver to the trustee a company order to that effect, the Global Securities will be exchanged for debt securities of the series in definitive form and in an aggregate principal amount equal to the principal amount of the Global Securities being exchanged. The definitive debt securities will be registered in such name or names as the depositary instructs the trustee. We expect that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in Global Securities.

Consolidation or Merger

Under the terms of the indenture, we may consolidate or merge with another corporation or sell, convey or lease all or substantially all of our assets to another corporation or entity. The successor or acquiring corporation or entity must expressly assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on any outstanding series of debt securities and performance of the covenants. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any such consolidation, merger, sale, conveyance or lease with respect to a Restricted Subsidiary (as defined below), any Principal Property (as defined below) or shares of stock or indebtedness of a Restricted Subsidiary would become subject to a lien that is not in favor of us, a Restricted Subsidiary or any such successor or acquiring corporation or entity, we must, before or at the time of such transaction, effectively provide that any series of debt securities outstanding under the indenture will be secured (if we so choose, equally and ratably with any other obligation of us or a Restricted Subsidiary that ranks equally with such debt securities) by a direct lien on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary that is prior to all liens other than pre-existing liens on such Principal Property or shares of stock or indebtedness of a Restricted Subsidiary, and that will continue as long as such Principal Property, shares of stock or indebtedness is subject to the lien arising in such transaction. As used herein, “Restricted Subsidiary” means any subsidiary (other than a subsidiary principally engaged in leasing or financing installment receivables or financing operations outside the United States) that owns or leases a Principal Property if: (1) substantially all of its property is located in the United States, (2) substantially all of its business is carried on in the United States, or (3) it is incorporated in any State of the United States. “Principal Property” means any manufacturing plant or other facility within the United States that we or a subsidiary own or lease, unless our Board of Directors determines that the plant or facility, together with any others so determined, is not of material importance to the total business of us and our Restricted Subsidiaries.

Events of Default

Each of the following events will constitute an event of default under the indenture with respect to any series of debt securities issued:

•	failure to pay any installment of interest on the debt of that series that continues for 30 days after such payment is due;

•	failure to pay principal of or premium, if any, on the debt securities of that series when due;

•

failure to perform any of the other covenants or agreements in the debt securities or in the indenture and relating to the debt securities of that series that continues for 60 days after notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; or

•	certain events of bankruptcy, insolvency or reorganization of us.

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series. The indenture provides that the trustee will, with certain exceptions, notify the holders of the affected series of debt securities of the occurrence of any of the events of default listed above (not including any applicable grace period and irrespective of the giving of notice as described in the third bullet) known to the trustee within 90 days after the occurrence thereof. Except in the case of a default in the payment of principal of, or premium, if any, or interest on a series of the debt securities, the trustee may withhold notice if it determines in good faith that withholding notice is in the interest of the holders.

If an event of default is continuing for any series of the debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the affected series of debt securities then outstanding may declare the principal amount of that series of the debt securities to be due and payable immediately. In such a case, subject to certain conditions, the holders of a majority in aggregate principal amount of that series of the debt securities then outstanding can annul the declaration and waive past defaults.

We are required to provide an annual officers’ certificate to the trustee concerning our compliance with certain covenants we make in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders of debt securities unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. The holders of a majority in principal amount of the outstanding debt securities of each series affected by an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any of the trustee’s trusts or powers with respect to that series of the debt securities; however, the trustee may decline to follow such direction in certain circumstances.

Modification and Amendment of Indenture

We may enter into supplemental indentures with the trustee without the consent of the holders of any series of debt securities to, among other things:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	appoint additional or separate trustees to act under the indenture;

•	add covenants for the protection of the holders of the debt securities; and

•	cure any ambiguity or correct any inconsistency in the indenture.

With the consent of the holders of a majority in aggregate principal amount of the securities of each affected series issued under the indenture at the time outstanding, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the indenture or any supplemental indenture relating to such series or to modify the rights of the holders of those securities. However, no such supplemental indenture will (1) extend the fixed maturity of any securities, reduce the principal amount (including in the case of discounted securities the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of any interest, reduce any premium payable upon redemption, or change the currency in which any securities are payable, without the consent of each holder of affected securities, or (2) reduce the aforesaid majority in principal amount of the securities of any series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all securities of such series.

Defeasance and Discharge of Indenture or Certain Obligations

At our option, we (1) will be discharged from all obligations under the indenture in respect of the debt securities of a series (except for certain obligations to register the transfer of or to exchange debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain covenants of the indenture (including the limitation on liens and the limitation on sale and lease-back) and will not be limited by the restrictions in the indenture with respect to merger, consolidation or sale, conveyance or lease of substantially all of our assets, in each case if we irrevocably deposit with the trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the notes when due and satisfy other conditions in the indenture. In order to select either option, we must provide the trustee, among other things, a ruling from or published by the Internal Revenue Service (in the case of option 1) or an opinion of counsel (in the case of option 2) to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option, as if we had not exercised such option.

In the event we exercise our option under (2) above with respect to any series of debt securities and the debt securities of such series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable, however, for such payments.

Governing Law

The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made or instruments entered into and, in each case, performed in said state.

Relationship with the Trustee

The current trustee under the indenture, The Bank of New York Mellon Trust Company, N.A., currently serves as the trustee with respect to certain of our other outstanding debt securities.

PLAN OF DISTRIBUTION

We may sell our securities on a continuous or delayed basis in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers; (v) through a combination of any of these methods of sale or (vi) though any other method permitted by law. The applicable prospectus supplement will contain the terms of the transaction, the place and time of delivery of the securities, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of securities may be a new issue with no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and their affiliates may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, certain legal matters with respect to the validity of the debt securities will be passed upon for us by Faegre Drinker Biddle & Reath LLP. Any underwriters, dealers or agents will be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Illinois Tool Works Inc. incorporated in this prospectus by reference to Illinois Tool Works Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of Illinois Tool Works Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

€1,500,000,000

ILLINOIS TOOL WORKS INC.

€650,000,000 3.250% Notes due 2028

€850,000,000 3.375% Notes due 2032

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	J.P. Morgan

Barclays	Goldman Sachs & Co. LLC	ING

Co-Managers

Commerzbank	Mizuho

ANZ Securities	Société Générale Corporate & Investment Banking	Loop Capital Markets

BMO Capital Markets	BBVA	Danske Bank

HSBC	IMI –Intesa Sanpaolo	PNC Capital Markets LLC	US Bancorp

May 14, 2024